Exhibit 10.8

Execution Version

REVENUE SHARE AGREEMENT

This Revenue Share Agreement (“Agreement”) is effective as of September 2, 2022 (“Effective Date”) and is entered into by and between Altitude International Holdings, Inc., a New York corporation (“Altitude”), and Altitude Hospitality LLC, a Florida limited liability company (“Hospitality” and, together with Altitude, collectively, the “Company”), and FVP Servicing, LLC, a Delaware limited liability company (“FVP”). The parties hereby agree as follow:

1. Definitions.

1.1. “Affiliate” means any person or entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with a party hereto, but such a person or entity shall be deemed to be an Affiliate only for the duration of such control. For purposes of this definition only, “control” (and “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities or by contract relating to voting rights or corporate governance.

1.2. “Disbursement Agreement” means that certain Disbursement Agreement of even date herewith by and between STORE Capital Acquisitions, LLC and Altitude.

1.3. “Hotel Management Agreement” means that certain Hotel Management Agreement, dated as of August 6, 2022, by and among Altitude, Hospitality and Our Town Hospitality LLC.

1.4. “Lease Agreement” means that certain Lease Agreement of even date herewith by and between STORE Capital Acquisitions, LLC and Altitude.

1.5. “Net Operating Income” means, for any fiscal period, Hospitality’s earnings before interest, taxes, depreciation, and amortization, calculated for such period on a consolidated basis in conformity with United States generally accepted accounting principles (“GAAP”).

1.6. “Revenue Share Term” means the period of time commencing upon the Effective Date and ending upon the earlier of the (a) tenth anniversary thereof and (b) the exercise of the Early Termination Option in accordance with the terms of Section 3.

2. Revenue Share. (a) During the Revenue Share Term, within thirty (30) days after the close of every calendar quarter, Hospitality will pay FVP an amount equal to twenty percent (20%) of all Net Operating Income (the “Revenue Share”) for such calendar quarter (on a cumulative basis throughout the Revenue Share Term, giving effect to any negative or positive Net Operating Income for any prior calendar quarters during the Revenue Share Term). For the avoidance of doubt, Hospitality shall make no payments under this Agreement for any calendar quarter in which there is no Net Operating Income. The Company shall, within forty five (45) days after the close of every calendar quarter during which Net Operating Income is positive, and within 105 days following the close of the Company’s fiscal year, submit to FVP a written report detailing all Net Operating Income received during the applicable calendar quarter. The Company shall, and shall cause its Affiliates, to keep accurate books and records documenting all Net Operating Income and deductions in accordance with GAAP as consistently applied, during the term of this Agreement and for three (3) years thereafter. During the term of this Agreement and for three (3) years thereafter, the Company shall permit FVP or its designee to audit, inspect and copy all such books and records from time to time upon reasonable prior notice for purposes of verifying the Revenue Share paid and payable to FVP hereunder. If any audit reveals that Hospitality underpaid the Revenue Share by five percent (5%) or more within any given calendar quarter, then Hospitality shall reimburse FVP for all costs and expenses incurred in performing such audit within thirty (30) days of an invoice therefor.

(b) Notwithstanding anything to the contrary contained in this Agreement, Hospitality may opt to accrue, and not pay in cash, any Revenue Share payable pursuant to Section 2(a); provided, however, that Hospitality shall pay in cash any accrued Revenue Share deferred (in whole or in part) under this Section 2(b) on or prior to the earlier of (i) the expiration of the Revenue Share Term and (ii) any date on which Hospitality shall make any Restricted Payment (as defined in that certain Amended and Restated Loan Agreement, dated as of the date hereof, by and among Altitude, Hospitality, the other Loan Parties (as defined therein) party thereto, FVP and the Lenders (as defined therein) party thereto (the “Loan Agreement”)) pursuant to clause (a), (b) or (c) of the definition thereof to Altitude. Any Revenue Share accrued but not paid in cash in accordance with this Section 2(b) due to a voluntary deferral by Hospitality (x) shall be carried forward to the next scheduled payment date (on which date, for the avoidance of doubt, Hospitality may opt to further accrue any Revenue Share payable thereon pursuant to this Section 2(b)) and (y) shall not accrue interest (other than as set forth in Section 2(c) below).

(c) If Hospitality fails to pay any amounts to FVP when due in cash under Section 2(b) above (after giving effect to any voluntary deferral by Hospitality pursuant thereto), then, without limiting FVP’s other available remedies, Hospitality shall pay FVP a monthly interest charge at the rate of five percent (5%) of such overdue amounts, or the maximum rate permitted under applicable law, whichever is less, and shall reimburse FVP for all costs and expenses incurred in collecting such unpaid amounts, including reasonable attorneys’ fees.

3. Term. The term of this Agreement shall commence upon the Effective Date and shall expire on the expiration of the Revenue Share Term; provided that, following the third anniversary of the Effective Date, the Company shall have the option, on 10 business days’ prior written notice, to terminate this Agreement upon the payment to FVP in immediately available funds of an amount equal to $2,500,000, plus the amount of all Revenue Share payments accrued through the proposed termination date (the “Early Termination Option”).

4. Covenants. The Company shall not (a) engage in any business other than the businesses currently engaged in by the Company or cease to engage in the business conducted by Hospitality on the Effective Date, in each case, other than as expressly permitted by the Loan Agreement; (b) liquidate or dissolve; (c) permit Altitude to hold less than 100% of the equity interests in Hospitality; or (d) assign or transfer any of its rights or obligations under the Lease Agreement, Disbursement Agreement or the Hotel Management Agreement or amend the Lease Agreement, Disbursement Agreement or the Hotel Management Agreement in any manner adverse to FVP.

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5. Confidentiality. The party receiving (each, a “Receiving Party”) Confidential Information (as defined below) from the disclosing party (each, a “Disclosing Party”) will not use any Confidential Information of the Disclosing Party for any purpose not expressly permitted by this Agreement, and will disclose the Confidential Information of the Disclosing Party only to the employees or contractors of the Receiving Party who have a need to know such Confidential Information for purposes of this Agreement (or for the Disclosing Party’s legal and corporate compliance obligations) and who are under a duty of confidentiality no less restrictive than the Receiving Party’s duty hereunder (the “Representatives”). The Receiving Party will protect the Disclosing Party’s Confidential Information from unauthorized use, access, or disclosure in the same manner as the Receiving Party protects its own confidential or proprietary information of a similar nature and with no less than reasonable care. “Confidential Information” means any financial, business or technical information of the Disclosing Party, whether written or verbal, including any notes, summaries, reports, analyses, studies or other material derived or prepared by the Receiving Party or its Representatives in whole or in part from such information in whatever form maintained, including, but not limited to, software, documentation, algorithms, devices, compilations of information, techniques or processes, inventions, products and their pricing, manufacturing processes, designs, artwork, information related to suppliers, information about business relationships between the Parties and third parties, the terms of this Agreement, trade secrets, business and financial information, source code, machine and operator instructions, business methods, procedures, know-how and other information of every kind that relates to the business of any Party or its affiliates and is marked or identified as confidential, or disclosed in circumstances that would lead a reasonable person to believe such information is confidential. Confidential Information shall not include information: (i) already lawfully known to the Receiving Party at the time of disclosure by the Disclosing Party; (ii) disclosed to the Receiving Party by a third-party who had the right to make such disclosure without any confidentiality restrictions; (iii) generally available to the public, through no fault of the Receiving Party; or (iv) independently developed by the Receiving Party without access to, or use of, the Disclosing Party’s Confidential Information. In addition, the Receiving Party will be allowed to disclose Confidential Information of the Disclosing Party to the extent that such disclosure is: (A) approved in writing by the Disclosing Party; (B) necessary for the Receiving Party to enforce its rights under this Agreement in connection with a legal proceeding; or (C) required by law or by the order of a court or similar judicial or administrative body, provided that the Receiving Party notifies the Disclosing Party sufficiently in advance of the required disclosure. Notwithstanding the foregoing, the parties consent to disclosure of this Agreement and the Loan Documents (as defined in the Loan Agreement) with the Securities and Exchange Commission as required by law.

Each party agrees that monetary damages may not be an adequate remedy for any breach of this Agreement by the breaching party or its Representatives, including improper disclosure or use of Confidential Information, and that, in addition to all other remedies, the Disclosing Party shall be entitled to appropriate injunctive or equitable relief, which may include specific performance, without waiving any other right or remedy and without the need to post any bond, and that the Receiving Party shall not resist an application for such relief on the ground that the Disclosing Party has an adequate remedy at law. The Parties’ obligation under this Section 5 shall survive termination of this Agreement and shall continue in effect in accordance with their terms.

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6. Miscellaneous.

6.1. Governing Law; Arbitration. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to conflicts of laws principles). Without limitation of Section 6.1(b) below, each party hereby agrees that such courts shall have exclusive personal jurisdiction and venue with respect to such party, and each party hereby submits to the exclusive personal jurisdiction and venue of such courts.

(b) The parties hereto agree to submit all controversies arising hereunder or concerning any transaction, dispute or the construction, performance or breach of this Agreement, to arbitration in accordance with the provisions set forth below and acknowledge that: (i) arbitration is final and binding on the parties hereto; (ii) the parties hereto are waiving their rights to seek remedies in court, including the right to a JURY TRIAL; and (iii) pre-arbitration discovery generally is more limited than and different from court proceedings.

i. Controversies shall be determined by arbitration in New York, NY, administered by JAMS pursuant to its Arbitration Rules and Procedures.

ii. Arbitrations conducted pursuant to this Section shall be before a panel of one arbitrator selected by the parties hereto within 14 days of filing the request for arbitration or, if the parties fail to select an arbitrator within 14 days of filing the request for arbitration, selected by JAMS in accordance with Rule 15.1 of its Arbitration Rules and Procedures.

iii. The arbitrator shall be authorized to award compensatory damages, but shall not be authorized (A) to award non-economic damages, such as for emotional distress, pain and suffering or loss of consortium, (B) to award punitive damages, or (C) to reform, modify, or materially change this Agreement or any other agreements contemplated hereunder; provided, however, that the damage limitations described in parts (A) and (B) of this sentence shall not apply if such damages are statutorily imposed.

iv. The arbitrator shall issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. Every aspect of the arbitration, including the award, shall be treated as Confidential Information. Judgment on any award of any such arbitration may be entered in the Supreme Court of the State of New York or in any other court having jurisdiction of the party or parties against whom such award is rendered. Each parties hereto agrees that the determination of the arbitrator shall be binding and conclusive upon it.

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v. With respect to any arbitration commenced on or prior to the expiration of the Revenue Share Term, the arbitrator shall determine, and award to, the substantially prevailing party all its reasonable pre-award expenses of the arbitration, including the arbitrators’ fees, administrative fees, arbitration and court costs, travel expenses, out-of-pocket expenses (including copying and telephone expenses), witness fees, and third-party professional fees (including expenses of consultants, attorneys, accountants and other experts). With respect to any arbitration commenced after the expiration of the Revenue Share Term, each party shall be responsible for all its own expenses at arbitration including the arbitrators’ fees, administrative fees, arbitration and court costs, travel expenses, out-of-pocket expenses (including copying and telephone expenses), witness fees, and third-party professional fees (including expenses of consultants, attorneys, accountants and other experts).

vi. The forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated in this Agreement.

6.2. Entire Agreement. This Agreement supersedes all prior or contemporaneous discussions, negotiations, understandings, proposals, representations, warranties, covenants and agreements, whether oral or written, with respect to the subject matter hereof and therein, and constitutes the sole and entire agreement between the parties with respect to the subject matter hereof.

6.3. Amendment. This Agreement may be amended or modified solely by an instrument in writing to be executed by duly authorized representatives of the parties.

6.4. Relationship of the Parties. Each party is acting as an independent contractor in performing this Agreement and for all other purposes under this Agreement and the relationship between the parties shall not constitute a partnership, joint venture or agency.

6.5. Severability. If any term or provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal, or otherwise unenforceable, the same shall not affect the other terms or provisions hereof or the whole of this Agreement, but such term or provision shall be deemed modified to the extent necessary in the court’s opinion to render such term or provision enforceable to the maximum extent permissible by law, and the rights and obligations of the parties shall be construed and enforced accordingly, preserving to the fullest permissible extent the intent and agreements of the parties as set forth in this Agreement.

6.6. No Waiver. No delay or omission by any party to exercise any right or power it has under this Agreement shall impair or be construed as a waiver of such right or power. A waiver by any party of any breach or covenant shall not be construed to be a waiver of any succeeding breach or any other covenant. All waivers must be in writing and signed by the party waiving its rights to be effective.

6.7. Assignment. FVP can assign its rights and interests hereunder, or grant participations therein, at any time and from time to time without prior notice to or the consent of any other party. Neither Altitude nor Hospitality may assign any of its rights or interests under, or delegate or assign any of its obligations under, this Agreement without the prior written consent of FVP.

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6.8. Notices. All notices and other communications required or permitted under this Agreement shall be in writing and given by personal delivery, overnight courier, telecopy (confirmed by a mailed copy), or first class mail, postage prepaid (a) if to the Company, to the address of the Company set forth below or such other address for the Company as is communicated to FVP from time to time after the Effective Date, and (b) if to FVP, to the address of FVP set forth below or such other address for FVP as is communicated to the Company from time to time after the Effective Date.

If to the Company:

Altitude Hospitality, LLC

4500 SE Pine Valley St.

Port. St. Lucie, Florida 34952

Attn: Greg Breunich

Email: gcb@altdintl.com

With a copy to:

Brunson, Chandler & Jones, PLLC

175 South Main Street, Suite 1410

Salt Lake City, Utah 84111

Attn: Callie Jones

Email: callie@bcjlaw.com

If to FVP:

FVP Servicing, LLC

1201 Broadway, Suite 701

New York, NY 10001

Attn: Keith Lee / Tom Betts

Telephone: 646.902.6645

E-mail: klee@feenixpartners.com / tbetts@feenixpartners.com

With a copy to (which shall not constitute notice):

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

666 Third Avenue

New York, NY 10017

Attention: Matt Gautier

Email: mbgautier@mintz.com

6.9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one single agreement between the parties.

[Signature Page Follows]

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IN WITNESS WHEREOF, each party has executed or caused this Agreement to be executed effective as of the Effective Date by its duly authorized representative.

Altitude International Holdings, Inc.

By:	/s/ Gregory C. Breunich
Name:	Gregory C. Breunich
Title:	Authorized Signatory

Altitude Hospitality LLC

By:	/s/ Gregory C. Breunich
Name:	Gregory C. Breunich
Title:	Authorized Signatory

FVP Servicing, LLC

By:	/s/ Keith Lee
Name:	Keith Lee
Title:	Manager

Signature Page to Revenue Share Agreement